Exhibit 99.1

EXL Announces $200 million Common Stock Repurchase Authorization;

EXL Appoints Pavan Bagai as Interim Chief Financial Officer

New York, December 16, 2019 — EXL (NASDAQ: EXLS), a leading operations management and analytics company, today announced that its Board of Directors approved on December 12, 2019, a $200 million common stock repurchase program beginning January 1, 2020 through December 31, 2022. The shares may be purchased by the Company from time to time on the open market and through private transactions or otherwise, as determined by the Company’s management as market conditions warrant. The repurchase program does not require the Company to acquire any specific number of shares and may be terminated or suspended at any time. The previous authorization for the purchase of up to $100 million of common stock is expected to be completed by December 31, 2019.

Separately, the Company announced that Pavan Bagai, 58, who has served as the Company’s President and Chief Operating Officer since 2012, has been appointed Interim Chief Financial Officer, effective as of December 13, 2019. It is expected that Mr. Bagai will serve in the Interim Chief Financial role until the appointment by the Board of a permanent Chief Financial Officer. Mr. Bagai will continue to serve as the Company’s President and Chief Operating Officer.

Mr. Bagai assumes the Chief Financial Officer role from Vishal Chhibbar, who announced on September 14, 2019, that he was resigning his position effective December 13, 2019, to pursue other interests.

About EXL
EXL (EXLS) is a leading operations management and analytics company that designs and enables agile, customer-centric operating models to help clients improve their revenue growth and profitability. Our delivery model provides market-leading business outcomes using EXL’s proprietary Digital EXLerator Framework™, cutting-edge analytics, digital transformation and domain expertise. At EXL, we look deeper to help companies improve global operations, enhance data-driven insights, increase customer satisfaction, and manage risk and compliance. EXL serves the insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics industries. Headquartered in New York, New York, EXL has more than 31,000 professionals in locations throughout the United States, Europe, Asia (primarily India and Philippines), South America, Australia and South Africa. For more information, visit www.exlservice.com.

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com